Exhibit 22(p)(iii)

Article XIII   Personal Securities Transactions

      A. Purpose. The following procedures are designed to assist the CCO in detecting and preventing breaches of the Company's fiduciary duties to its clients (inadvertent or otherwise) and avoiding potential conflicts of interest with clients, in connection with the Company's employees' personal trading activities.

      B. Personal Trading Accounts and Reports.

            1. Upon receipt of this Compliance Manual, each of the Company's employees shall be required to identify to the CCO all brokerage and commodities trading accounts that constitute proprietary accounts with respect to the employee. The form to be used for this purpose is attached as Exhibit XIII-A.

            a. For purposes of this policy, they refer to the following defined terms:

                  (i) "Employee" means (i) each person who, in connection with his or her regular functions or duties on behalf of the Company or any of its affiliates, or as a result of his or her ownership or control of the Company (whether or not such person is an employee of the Company), makes, participates in or obtains information concerning securities transactions contemplated, proposed or made for the Company's clients, (ii) each member of the immediate family of such person, and (iii) each person to whom such person contributes support.

                  (ii) "Proprietary account" means a securities investment or trading account in which an employee has an interest or over which an employee exercises control or provides investment advice, or a proprietary investment or trading account maintained for the Company or its employees.


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                  (iii) "Security" means all investment instruments commonly viewed as securities, including common stock, options, warrants, rights to acquire securities and convertible instruments, as well as commodity futures contracts, securities futures products and commodity options, swaps and other derivative instruments, whether issued in a public or a private placement, but does not include shares of open-end investment companies registered under the Investment Company Act of 1940 that are not affiliated with the Company, securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit or commercial paper.

            2. Not later than 10 days after becoming an employee of the Company, the employee must provide to the Company an Initial Holdings Report disclosing the title, number of shares and principal amount of each security in which the new employee has (or had when the person became an employee), any direct or indirect beneficial ownership and the name of any broker, dealer or bank with which the new employee maintained an account in which any securities were held for his or her direct or indirect benefit as of the date the person became an employee. The form of the Initial Holdings Report is attached as
            Exhibit XIII-B.

            3. Thereafter, Employees must advise the Company and receive authorization before opening any new brokerage or commodities accounts. Notice shall be given to, and authorization received from the CCO in accordance with the procedures set forth in this policy.

            4. Each Employee shall arrange for duplicate copies of all trade confirmations and all brokerage statements relating to proprietary accounts to be sent promptly and directly by the brokerage firm or other financial institution where the account is maintained to the Company, to the attention of the CCO. In the alternative, employees may close all proprietary accounts and trade only through a proprietary account at the Company's prime broker if the employee authorizes the prime broker to provide such information to the Company.


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            5. In addition, each Employee must report to the CCO any private securities transactions that are not carried out through brokerage accounts.

            6. For each securities trade by an employee for which a confirmation is not available, the employee is responsible for promptly providing the CCO with the date, security, nature of the transaction, price, parties and brokers involved in the transaction.

            7. Prior to arranging a personal loan with a financial institution that will be collateralized by securities, an employee must obtain the approval of the CCO.

            8. Annually, each employee is also required to certify to the Company that he or she has complied with all of the Company's policies and procedures during the period and must provide the Company with a report disclosing all securities in which the employee has any direct or indirect beneficial ownership interest and the names of all brokers, dealers or banks where such securities are held. In the alternative, the employee may certify that all such information is contained in the account statements and confirmations provided to the Company during the period and that as of the date of the certification all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the employee must update or correct the information. The form to be used for this purpose is attached as Exhibit XIII-C.

      C. Review of Personal Trading Information. All confirmations, statements and other information will be reviewed to monitor compliance with this policy. The Company reserves the right to require the employee to reverse, cancel or freeze, at the employee's expense, any transaction or position in a specific security if the Company believes the transaction or position violates its policies or appears improper. The Company will keep all such information confidential except as required to enforce this policy or to participate in any investigation concerning violations of applicable law.

      D. Client Priority.


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            1. Employees of the Company must first give priority on all purchases and sales of securities to the Company's clients, prior to the execution of transactions for their proprietary accounts, and personal trading must be conducted so as not to conflict with the interests of a client. While the scope of such actions cannot be exactly defined, they would always include each of the following prohibited situations:

            1 contemporaneously purchasing the same securities as a client without making an equitable allocation of the securities to the client first, on the basis of such considerations as available capital and current positions, and then to the account of the employee;

            2 knowingly purchasing or selling securities, directly or indirectly, in such a way as to personally injure a client's transactions;

            3 using knowledge of securities transactions by a client to profit personally, directly or indirectly, by the market effect of such transactions; and

            4 giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a client account, except to the extent necessary to effectuate such transactions.

            2. Clients must always receive the best price, in relation to employees, on same day transactions. See also, Section XII:
            Trading/Prohibited Transactions.

      E. Front-Running. Without the prior written approval of the CCO, no employee may execute a transaction in a security for a proprietary account if the employee is aware or should be aware that an order for a client account for the same security, same way, remains unexecuted or the Company is considering same way trades in the security for client accounts. Transactions in options, derivatives or convertible instruments for a proprietary account that are related to a transaction in an underlying security for a client account ("inter-market front running") are subject to the same restrictions.

      F. Restricted List. Certain transactions in which the Company engages may require, for either business or legal reasons, that any client accounts or proprietary accounts do not trade in certain securities for specified time periods. A security will be designated as "restricted" if the Company is involved in a transaction that places limits on


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      the aggregate position held by the accounts in that security, or if trading in a security should be restricted for any other reason. The Company's "restricted list" will be maintained by the CCO. It generally will not be circulated. It is the employee's responsibility to determine whether a security is on the Company's restricted list prior to the execution of any security transactions.

      G. Personal Trading Approvals.

            1. No trading transactions for proprietary accounts may be effected without the prior approval of the CCO, and any transaction may be cancelled at the end of the day by the CCO and the trade allocated to a client account if determined by the CCO to be required. The CEO must similarly approve any trade by the CCO. A Personal Securities Trading Request Form should be used for this purpose in the Form attached to this policy as Exhibit XIII-D. The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee. Notification of approval or denial to trade may be verbally given; however, it shall be confirmed in writing by indicating such action on the Personal Securities Trading Request Form and returning it to the employee within 24 hours of the verbal notification.

            2. When any employee recommends that a security be bought or sold for a client account, such employee must disclose to the CCO if a position in that security is then held in the employee's proprietary account. The CCO may restrict such Employee from buying or selling the position from any proprietary account until a specified period of time after the orders for client accounts have been filled and there is no buying or selling program in progress.

      H. Principal Transactions. Neither the Company nor an employee may engage in principal transactions between a proprietary account and a client account without first obtaining the prior written approval of the CCO and the consent of the client.

      I. Private Placements. No Employee may acquire, directly or indirectly, beneficial ownership of any security in a private placement without the prior approval of the CCO.


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      A Personal Securities Trading Request Form should be used for this purpose
      (Exhibit XIII -D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

      J. Initial Public Offerings. No employee may acquire, directly or indirectly, beneficial ownership of any security in an initial public offering without the prior approval of the CCO. A Personal Securities Trading Request Form submitted for this purpose should be submitted to the CCO before the Employee places an indication of interest in the initial public offering with a broker (Exhibit XIII-D). The CCO shall promptly notify the employee of approval or denial of clearance to trade by indicating such action on the Personal Securities Trading Request Form and returning it to the employee.

      K. Manipulative Practices. Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") makes it unlawful for any person, acting alone or with others, to effect a series of transactions in any security registered on a national securities exchange creating actual or apparent active trading in such security or raising or depressing the price of the security, for the purpose of inducing the purchase or sale of such security by others. Rule 10b-5 under the Exchange Act has been interpreted to proscribe the same type of trading practices in OTC securities.

      The thrust of these prohibitions against manipulative trading practices is that no employee should, alone or with others, for either a client account or a proprietary account:

            1 engage in trading or apparent trading activity for the purpose of inducing purchases or sales by others; or

            2 engage in trading or apparent trading activity for the purpose of causing the price of a security to move up or down, and then take advantage of such price movement by buying or selling at such "artificial" price level.

Of course, buy or sell programs may cause stock prices to rise or fall, and price changes resulting from supply and demand factors are not prohibited. Rather, Section 9(a)(2) prohibits activity


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where there is a purpose to affect the price of a security artificially through trading or apparent trading, not where such change is an incidental result of a change in supply, demand, or in the intrinsic value of a security.


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